Right Management Consultants, Inc.

            Exhibit 11 - Consolidated Earnings Per Share Calculation

                                   For the Three Months Ended March 31,
                                          1997          1996
Earnings per common share
Primary and Fully Diluted EPS:

Primary EPS
------------
Net income                              $724,000     $2,409,000
                                      ==========     ==========

Weighted average number of shares
issued and outstanding                 6,516,000      6,143,000

Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be issued
using the average market price
during the period) of
outstanding options                      354,000        483,000
                                      ----------     ----------

Adjusted weighted average number
of shares outstanding                  6,870,000      6,626,000
                                      ==========     ==========

Earnings per common share                  $0.11          $0.36
                                      ==========     ==========

Fully Diluted EPS
-----------------
Net income                              $724,000     $2,409,000
                                      ==========     ==========

Weighted average number of shares
issued and outstanding                 6,516,000      6,143,000

Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be issued
using the greater of the market
price at the end of the period or
the average market price during the
period) of outstanding options           354,000        541,000
                                      ----------     ----------

Adjusted weighted average number
of shares outstanding                  6,870,000      6,684,000
                                      ==========     ==========

Earnings per common share                  $0.11          $0.36
                                      ==========     ==========